News Release

May 30, 2007	FOR IMMEDIATE RELEASE
ARCHER DANIELS MIDLAND COMPANY ANNOUNCES TENDER OFFER FOR UP TO $400 MILLION OF ITS OUTSTANDING DEBT
Archer Daniels Midland Company (NYSE: ADM) today announced the commencement of cash tender offers for up to $400 million aggregate principal amount of its outstanding debentures listed below (the “Debentures”). The terms and conditions of the tender offers are described in the Offer to Purchase, dated May 30, 2007, and related Letter of Transmittal. Copies of these documents are available to holders from Global Bondholder Services Corporation, the depositary and information agent for the tender offers.

			Fixed	U.S.
Title of	Principal	Acceptance	Spread	Treasury	Early
Series	Amount	Priority	(Basis	Reference	Tender
(CUSIP No.)	Outstanding	Level	Points)	Security	Payment (a)
8.875%	$298,000,000	1	48 bps	4.500% due 4/30/2012	$20.00
Debentures due April 2011 (CUSIP No. 039483AG7)

8.125%	$300,000,000	2	50 bps	4.500% due 4/30/2012	$20.00
Debentures due June 2012 (CUSIP No. 039483AJ1)

7.125%	$250,000,000	3	61 bps	4.500% due 4/30/2012	$20.00
Debentures due March 2013 (CUSIP No. 039483AK8)

(a)	Per $1,000 principal amount of Debentures accepted for purchase.
     The tender offer for each series of Debentures will expire at 12:00 midnight, New York City time, on June 26, 2007 unless extended.
     Holders must tender their Debentures by 5:00 p.m., New York City time, on June 7, 2007, unless extended, to be eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above). Holders who tender their Debentures after such date and prior to the expiration date will be eligible to receive the applicable total consideration less the early tender payment.
     The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Debentures discounted to the settlement date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid -side price at 2:00 p.m., New York City time, on June 22, 2007, plus the applicable fixed spread, minus accrued interest up to, but not including, the settlement date.
     In addition, payments for Debentures purchased will include accrued interest up to, but not including, the settlement date.
     The amount of each series of Debentures that will be purchased will be determined in accordance with the Acceptance Priority Level set forth above and may be prorated as described in the Offer to Purchase. All Debentures with the Acceptance Priority Level 1 will be accepted before any Debentures with the Acceptance Priority Level 2 and so forth through succeeding levels. If the aggregate principal amount of Debentures tendered in any series exceeds the remaining amount available for such series, such Debentures will be accepted on a pro rata basis. In that event, Debentures with an Acceptance Priority Level following the prorated series of Debentures will not be accepted for payment.
     Withdrawal rights for all tender offers will expire at 5:00 p.m., New York City time, on June 7, 2007, unless extended or otherwise required by law.
     The settlement date is expected to be one business day following the expiration of the tender offers.
     The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.
     ADM has retained Barclays Capital Inc., Deutsche Bank Securities Inc., and Goldman, Sachs & Co. as lead dealer managers, and Global Bondholder Services Corporation as the depositary and information agent for the tender offers.
     For additional information regarding the terms of the tender offers, please contact: Barclays Capital, Inc. at (866) 307-8991 (toll free) or (212) 412-4072 (collect), Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect), and Goldman, Sachs & Co. at (877) 686-5059 (toll free) or (212) 902-5334 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (collect).
     ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of

Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.
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     Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.
Contact Information:
Jessie McKinney
ADM Media Relations
217/424-5413